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COMPANY PRESS RELEASE                                               EXHIBIT 99.1

DOUBLECLICK INC. FILES REGISTRATION STATEMENT FOR PUBLIC OFFERING

NEW YORK, Nov. 18 -- DoubleClick Inc. today announced that it had filed with the Securities and Exchange Commission a registration statement relating to a proposed public offering of 2,500,000 shares of its Common Stock.
All of the shares are being offered by the Company. The managing underwriters for the offering are Goldman, Sachs & Co., BT Alex. Brown, Donaldson, Lufkin and Jenrette, and Salomon Smith Barney Inc.

DoubleClick is a leading provider of comprehensive Internet advertising solutions for advertisers and Web publishers. When available, a written prospectus relating to the offering may be obtained from Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004; BT Alex. Brown, 101 California Street, 48th Floor, San Francisco, California 94111; Donaldson, Lufkin and Jenrette, 277 Park Avenue, New York, NY 10172; and Salomon Smith Barney Inc., Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 5th Floor, Brooklyn, New York 11220.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.